Exhibit 99.1

N E W S
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports First Quarter 2010
Financial Results
CYPRESS, CA — May 6, 2010 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) reported financial results for the first quarter ended March 31, 2010.
“After a strong financial and business performance in 2009, we established a strong start to 2010 with revenue of $71.4 million and earnings per share of $0.13,” stated Paul Arling, UEI’s Chairman and CEO. “UEI has over 20 years experience developing the technologies that address the constant evolution of home entertainment products and services. We strive to present our customers and consumers with control solutions that make navigating this increasingly complex environment infinitely simpler.”
“One example of this is our recently introduced ONE FOR ALL SMARTCONTROL™, which began shipping in Europe and other international markets earlier this year. The North American version will be available through our retail partner, Audiovox Accessories Corporation, later this year. SMARTCONTROL is the ideal universal control solution for today’s home theater living rooms as it includes three pre-defined ‘activity’ keys that enable an intuitive, ‘modeless’ home theater system control experience. Another key feature of SMARTCONTROL is the UEI SIMPLESET™, a simple three-step universal device setup that does not require a manual or a computer and can literally be set-up in less than a minute.”
Financial Results for the Quarter Ended March 31: 2010 Compared to 2009
•	Net sales were $71.4 million, compared to $71.1 million.
▪	Business Category revenue was $60.2 million, compared to $60.9 million. The Business Category contributed 84% of total net sales, compared to 86%.

▪	Consumer Category revenue was $11.2 million, compared to $10.2 million. The Consumer Category contributed 16% of total net sales, compared to 14%.
•	Gross margins were 30.9%, compared to 30.1%.

•	Total operating expenses were $19.4 million, compared to $19.9 million.

•	Operating income was $2.7 million, compared to $1.5 million.

•	Interest income was $83,000, compared to $139,000.

•	Net income was $1.8 million, or $0.13 per diluted share, compared to $796,000, or $0.06 per diluted share.

•	At March 31, 2010, cash and cash equivalents was $79.4 million.
Bryan Hackworth, UEI’s CFO, commented “Overall, we had a solid first quarter with net sales and earnings per diluted share coming within our expectations. We also continue to generate strong cash flow from operations as we generated $4.9 million in the first quarter.”

Financial Outlook
For the second quarter of 2010, net sales are expected to range between $76.5 million and $79.5 million, compared to $78.3 million in the second quarter of 2009. The company anticipates gross margins for the second quarter of 2010 to be approximately 32.5% of sales, plus or minus one point, compared to 32.6% of sales in the second quarter of 2009. For the second quarter of 2010, operating expenses are expected to range from $19.3 million to $19.9 million, compared to second quarter 2009 operating expenses of $19.8 million. Earnings per diluted share for the second quarter of 2010 are expected to range from $0.25 to $0.29, compared to earnings per diluted share of $0.27 in the second quarter of 2009.
For the full 2010 year, the company continues to expect net sales to range between $325.0 million and $340.0 million, compared to $317.6 million in 2009. Earnings per diluted share for 2010 are expected to range from $1.20 to $1.35, compared to earnings per diluted share of $1.05 in 2009.
Conference Call Information
UEI’s management team will hold a conference call today, Thursday, May 6, 2010 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its first quarter 2010 earnings results, review the quarterly activity and answer questions. To access the call in the U.S. please dial 877-655-6895 and for international calls dial 706-758-0299 approximately 10 minutes prior to the start of the conference. The conference ID is 70364425. The conference call will also be broadcast live over the Internet and available for replay for one year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687 and internationally, 706-645-9291. Enter access code 70364425.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®. For additional information, please visit our website at www.uei.com.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timing and success of the Company’s recently introduced ONE FOR ALL SMARTCONTROL™ and UEI SIMPLESET™ technologies; the ability of the Company to continue developing innovative control solutions accepted by our customers and consumers; the

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Company’s ability to maintain its worldwide market share; the continued softness in our worldwide markets due to the current economic environment; general economic conditions; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
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UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$79,432	$29,016
Term deposit	—	49,246
Accounts receivable, net	55,923	64,392
Inventories, net	41,875	40,947
Prepaid expenses and other current assets	2,341	2,423
Deferred income taxes	2,991	3,016

Total current assets	182,562	189,040
Equipment, furniture and fixtures, net	9,825	9,990
Goodwill	13,596	13,724
Intangible assets, net	11,563	11,572
Other assets	1,162	1,144
Deferred income taxes	7,637	7,837

Total assets	$226,345	$233,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,366	$39,514
Accrued sales discounts, rebates and royalties	5,041	6,028
Accrued income taxes	3,702	3,254
Accrued compensation	4,222	4,619
Other accrued expenses	6,733	8,539

Total current liabilities	55,064	61,954
Long-term liabilities:
Deferred income taxes	149	153
Income tax payable	1,348	1,348
Other long-term liabilities	82	122

Total liabilities	56,643	63,577

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 19,190,797 and 19,140,232 shares issued at March 31, 2010 and December 31, 2009, respectively	192	191
Paid-in capital	130,390	128,913
Accumulated other comprehensive (loss) income	(657)	1,463
Retained earnings	120,825	118,989

	250,750	249,556

Less cost of common stock in treasury, 5,501,129 and 5,449,962 shares at March 31, 2010 and December 31, 2009, respectively	(81,048)	(79,826)

Total stockholders’ equity	169,702	169,730

Total liabilities and stockholders’ equity	$226,345	$233,307

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UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Net sales	$71,376	$71,126
Cost of sales	49,312	49,689

Gross profit	22,064	21,437

Research and development expenses	2,769	2,110
Selling, general and administrative expenses	16,608	17,791

Operating income	2,687	1,536
Interest income, net	83	139
Other income (expense), net	43	(368)

Income before provision for income taxes	2,813	1,307
Provision for income taxes	(977)	(511)

Net income	$1,836	$796

Earnings per share:
Basic	$0.13	$0.06

Diluted	$0.13	$0.06

Shares used in computing earnings per share:
Basic	13,700	13,658

Diluted	14,093	13,831

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UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Cash provided by operating activities:
Net income	$1,836	$796
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,579	1,596
Provision for doubtful accounts	81	83
Provision for inventory write-downs	791	941
Deferred income taxes	184	(1)
Tax benefit from exercise of stock options	84	38
Excess tax benefit from stock-based compensation	(70)	(15)
Shares issued for employee benefit plan	160	120
Stock-based compensation	1,185	952

Changes in operating assets and liabilities:
Accounts receivable	7,029	3,824
Inventories	(2,415)	68
Prepaid expenses and other assets	7	1,517
Accounts payable and accrued expenses	(6,209)	(7,887)
Accrued income taxes	691	1,363

Net cash provided by operating activities	4,933	3,395

Cash provided by (used for) investing activities:
Term deposit	49,246	(48,930)
Acquisition of equipment, furniture and fixtures	(1,221)	(674)
Acquisition of intangible assets	(439)	(224)
Acquisition of assets from Zilog, Inc.	—	(9,502)

Net cash provided by (used for) investing activities	47,586	(59,330)

Cash used for financing activities:
Proceeds from stock options exercised	153	223
Treasury stock purchased	(1,327)	(1,626)
Excess tax benefit from stock-based compensation	70	15

Net cash used for financing activities	(1,104)	(1,388)

Effect of exchange rate changes on cash	(999)	(558)

Net increase (decrease) in cash and cash equivalents	50,416	(57,881)

Cash and cash equivalents at beginning of period	29,016	75,238

Cash and cash equivalents at end of period	$79,432	$17,357

Supplemental Cash Flow Information — We had net income tax payments of $0.2 million and net income tax refunds of $0.7 million during the three months ended March 31, 2010 and 2009, respectively.

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